Exhibit 99.1

Media Contacts:

Nick Rangel, Kodak, +1 585-615-0549, nicholas.rangel@kodak.com

Investor Contact:

Bill Love, Kodak, +1 585-724-4053, shareholderservices@kodak.com

EASTMAN KODAK ADOPTS TAX ASSET PROTECTION PLAN; FILES

CERTIFICATE OF AMENDMENT WITH RESPECT TO CHARTER AMENDMENT

DESIGNED TO PROTECT TAX ASSETS

Rochester, N.Y., September 12, 2019 — Eastman Kodak (NYSE:KODK) announced today that it has adopted a Tax Asset Protection Plan (with the related rights being issued as a dividend to shareholders of record as of today) and filed an amendment to its certificate of incorporation in order to protect Kodak’s substantial tax assets. The Plan and the amendment have been approved by the written consent of a majority of Kodak’s common and preferred shareholders, and were described in an information statement mailed to Kodak shareholders on or about August 23, 2019.

The Plan is designed to reduce the likelihood that Kodak will experience an ownership change that could adversely affect Kodak’s tax assets by discouraging any person from becoming a holder of 10% of Kodak’s common stock and by discouraging existing 10% shareholders from acquiring more than 1,000,000 additional shares. The amendment to the certificate of incorporation will generally restrict the transfer of Kodak common stock if the effect would be to increase the beneficial ownership of any person to 10% or more of the outstanding Kodak common stock or cause the beneficial ownership of an existing 10% shareholder to increase by more than 1,000,000 shares. Because of the treatment of outstanding convertible securities of the Company, the Plan and amendment contain ownership thresholds of 10% or more of the Company’s common stock, rather than the 5% usually contained in such arrangements. There is no guarantee that the Plan or amendment will prevent Kodak from experiencing an ownership change. The Plan and amendment will expire on November 15, 2019.

Additional information regarding the Plan and amendment to the certificate of incorporation will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A, both of which are being filed by Kodak today with the Securities and Exchange Commission.

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About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.